UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 3, 2013

FS Investment Corporation II

(Exact name of Registrant as specified in its charter)

Maryland	814-00926	80-0741103
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Cira Centre 2929 Arch Street, Suite 675 Philadelphia, Pennsylvania	19104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 495-1150

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Transition to Weekly Share Closings

FS Investment Corporation II (the “Company”) currently accepts subscriptions on a continuous basis and issues shares of common stock at semi-monthly closings. On or about September 11, 2013, the Company intends to transition from semi-monthly closings to weekly closings for the sale of shares in its continuous public offering. Accordingly, following such date, the Company intends to accept subscriptions each Wednesday or, if such date is not a business day, the immediately following business day. Shares issued pursuant to the Company’s distribution reinvestment plan typically will be issued on the same date that the Company holds its last weekly closing within a month. In addition, in months in which the Company repurchases shares pursuant to its share repurchase program, it expects to conduct repurchases on the same date that it hold its first weekly closing in such month for the sale of shares in its public offering.

Distributions

Subject to the discretion of the Company’s board of directors and applicable legal restrictions, the Company currently authorizes and declares ordinary cash distributions on either a semi-monthly or monthly basis and pays such distributions on a monthly basis. In connection with the Company’s intended transition from semi-monthly closings to weekly closings for the sale of shares in its continuous public offering, the Company intends to authorize and declare ordinary cash distributions on a weekly basis, while continuing to pay such distributions on a monthly basis.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FS Investment Corporation II

Date: September 3, 2013	By:	/s/ Michael C. Forman
Michael C. Forman
Chief Executive Officer